Exhibit 99.2

AVANIR PHARMACEUTICALS ANNOUNCES POSITIVE

INTERIM DATA FROM PHARMACOKINETIC STUDY WITH

NEXT GENERATION COMPOUND AVP-786

ALISO VIEJO, Calif., February 7, 2013 – Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) announced today that it has successfully completed the first of a two-stage pharmacokinetic study with AVP-786, a drug product containing a deuterium modified form of dextromethorphan. Based on interim data, Avanir believes that it has identified a formulation of AVP-786 with a comparable pharmacokinetic, safety and tolerability profile to AVP-923 (dextromethorphan hydrobromide and quinidine sulfate). The company has requested a meeting with the FDA to discuss the full development path for AVP-786.

“The results of this study are very encouraging,” said Joao Siffert, MD, chief scientific officer for Avanir. “We were able to successfully replicate the steady-state plasma levels of AVP-923, but with a substantially lower dose of quinidine. Given these results, we believe that AVP-786 would be an ideal candidate to test in one or more of our ongoing clinical programs.”

Avanir also announced today that the company intends to modify the enrollment target of its ongoing phase II clinical study of AVP-923 in central neuropathic pain in multiple sclerosis to 200 patients.

“With the encouraging pharmacokinetic results in hand, we have made the decision to accelerate the completion of the PRIME study, as we believe AVP-786 has the potential to be a preferable development compound,” said Joao Siffert, MD. “We plan to use the data from the PRIME study to guide the further development of AVP-786.”

As a result of this change, the company now expects to have data from the PRIME study in the fourth calendar quarter of 2013.

About the AVP-786 Phase I Study

The study design is a single-center, randomized, double-blind 2-way crossover to assess the pharmacokinetic profile, safety, and tolerability of single and multiple doses of AVP-786 (alone and in combination with low-dose quinidine). AVP-923 was used as a control. The first stage of this study included 36 healthy subjects. Twelve additional subjects are currently enrolled in the second stage of the study, which will explore a further reduction in quinidine.

About AVP-786

AVP-786 is a novel compound developed through incorporation of deuterium into specific molecular positions of dextromethorphan. The compound maintains similar pharmacology to that of dextromethorphan, but is less susceptible to metabolism by the CYP2D6 enzyme. Avanir licensed exclusive worldwide rights to AVP-786 from Concert Pharmaceuticals, Inc. AVP-786 is an investigational drug not approved by the FDA.

About AVP-923

AVP-923 is a combination of two well-characterized compounds, the active CNS ingredient dextromethorphan hydrobromide (an uncompetitive NMDA receptor antagonist and sigma-1 receptor agonist) plus low-dose quinidine sulfate (a CYP2D6 enzyme inhibitor), which serves to increase the bioavailability of dextromethorphan. AVP-923 is being studied in several ongoing clinical trials including agitation in Alzheimer’s disease, neuropathic pain in Multiple Sclerosis, levodopa-induced dyskinesia in Parkinson’s disease, and behavioral symptoms of autism. AVP-923 is an investigational drug not approved by the FDA.

About the PRIME Study

The objectives of the PRIME (Pain Research In Multiple sclErosis) study are to evaluate the safety, tolerability, and efficacy of AVP-923 for the treatment of central neuropathic pain in patients with multiple sclerosis. The trial is a multicenter, randomized, double-blind, placebo-controlled, 4-arm parallel group study. Eligible patients will receive one of three dose levels of AVP-923 containing either 45mg DM/10 mg Q, 30mg DM/10mg Q, 20mg DM/10mg Q or placebo, daily for 12 weeks. The primary efficacy endpoint will be measured based on the Numeric Pain Rating Scale as recorded in patient diaries. Secondary assessments include measures of fatigue, impact of MS on daily life, sleep quality, cognition and depression. Safety will be assessed by monitoring adverse events, clinical laboratory tests, ECGs and physical examinations.

About Avanir

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

Avanir® is a trademark or registered trademark of Avanir Pharmaceuticals, Inc. in the United States and other countries.

©2013 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform

Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, including the risks and uncertainties associated with meeting the objectives of the study of AVP-786, and AVP-923, including, but not limited to, risks relating to the successful development of these investigational drugs, delays or failures in enrollment, obtaining additional indications for commercially marketed products domestically and internationally, obtaining and maintaining regulatory approvals domestically and internationally, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact

Ian Clements, PhD

ir@avanir.com

+1 (949) 389-6700